Exhibit 23.2

Larry O'Donnell, CPA, P.C.

2228 South Fraser Street Unit I	Telephone (303) 745-4545
Aurora, Colorado 80014

CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Mach One Corporation
6430 Congress Drive
West Bend, WI 53095

We consent to the use, in the registration statement on Form S-1 of Mach One Corporation, of our report dated September 11, 2008 on our review of the financials statements of Mach One Corporation for the periods ending June 30, 2008 and 2007 and the related statements of operation, stockholders’ equity and cash flows for the years then ended, and the review of the period with the related statements of operations, stockholders’ equity and cash flows ending June 30, 2008, and the reference to us under the caption “Experts.”

We also consent to the use, in the registration statement on Form S-1 of Mach One Corporation, of our report dated September 11, 2008 on our audit of the financials statements of Mach One Corporation for the periods ending December 31, 2007 and 2006 and the related statements of operation, stockholders’ equity and cash flows for the years then ended, and the audit of the period with the related statements of operations, stockholders’ equity and cash flows ending December 31, 2007 and 2006, and the reference to us under the caption “Experts”.

Larry O’Donnell

Larry O'Donnell, CPA, P.C.

Denver, Colorado
September 11, 2008

Member of the American Institute of Certified Public Accountants
Member of the Center for Public Company Audit Firms